Certified Public Accountant

May 13, 2009	McGladrey & Pullen, LLP One South Wacker Dr Ste, 800 Chicago, IL 60606-3392 0 312.384.6000 F 312.634. 3410 www.mcgladrey.com
Office of the Chief Accountant Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549

Re:  Change in Certifying Accountant

Ladies and Gentlemen:

We have read the disclosure (the “Disclosure”) in the semi-annual report of Perritt MicroCap Opportunities Fund, Inc. and Perritt Funds, Inc. relating to the change in the certifying accountant for their portfolios, the Perritt MicroCap Opportunities Fund and Perritt Emerging Opportunities Fund (collectively, the “Funds”), for the fiscal year ending October 31, 2009.

We agree with the statements in the Disclosure that (1) our reports on the Funds’ financial statements for each of the fiscal years ended October 31, 2008 and October 31, 2007 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles; (2) there have been no past disagreements between the Funds and McGladrey& Pullen, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure; and (3) that there have been no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

We cannot confirm or deny the statements in the Disclosure regarding the appointment of Cohen Fund Audit Services, Ltd. as the new auditors for the Funds.